Exhibit 4.14

AMENDMENT NO. 11

TO

WINDSTREAM 401(k) PLAN

WHEREAS, Windstream Corporation (the “Company”) maintains the Windstream 401(k) Plan, established as of July 1, 2006, and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

Effective as of March 15, 2010, a new Section 20.05 is added to the Plan to provide as follows:

20.05	Merger of the Lexcom 401(k) Plan

(a)	Merger. Effective as of March 15, 2010, the Lexcom 401(k) Plan shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Lexcom 401(k) Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and Trust. On and after March 15, 2010, the general provisions of the Plan shall govern with respect to the interests under the Lexcom 401(k) Plan of all persons except (i) as otherwise expressly provided in this Section 20.05 and (ii) to the extent the general provisions of the Plan are inconsistent with any provisions of the Lexcom 401(k) Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

For purposes of clarity, the following forms of payment and in-service withdrawal provisions that were available under the Lexcom 401(k) Plan as in effect on March 15, 2010 shall be available under the Plan with respect to the Participant’s Separate Account attributable to the Lexcom 401(k) Plan (and, as applicable, attributable to a particular sub-account under the Lexcom 401(k) Plan):

(1)	On or after a Participant’s Settlement Date, single sum payment.

(2)	Installments for participants (and beneficiaries) required to receive minimum required distributions in accordance with Section 401(a)(9) of the Internal Revenue Code, but only for participants (beneficiaries) who have commenced installment payments prior to March 15, 2010.

(3)	In-service withdrawal of amounts attributable to elective deferrals, employer matching contributions, and employer nonelective contributions upon attainment of age 59- 1/2.

(4)	In-service hardship withdrawals of amounts attributable to elective deferrals (excluding any earnings on the elective deferrals credited after December 31, 1988).

(5)	In-service withdrawals of amounts attributable to rollover contributions at any time.

(6)	In-service withdrawal of elective deferrals, employer matching contributions, and employer non-elective contributions upon disability.

(b)	Accounts. As of March 15, 2010, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of March 15, 2010 was a participant or beneficiary with an interest under the Lexcom 401(k) Plan (and for whom a Separate Account had not already been established). As of the date the assets of the trust fund of the Lexcom 401(k) Plan are received by the Trustee and deposited in the Trust Fund, there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person’s prior separate account or sub-account of the corresponding type under the Lexcom 401(k) Plan as certified to the Plan Administrator by the plan administrator of the Lexcom 401(k) Plan.

(c)	Forfeitures. If a person who participant under the Lexcom 401(k) Plan (i) incurred a forfeiture under the Lexcom 401(k) Plan prior to March 15, 2010 (and such forfeiture has not been restored), (ii) resumes employment as an Employee under the Plan, and (iii) would have had the forfeiture restored under the Lexcom 401(k) Plan as in effect on March 15, 2010, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the Lexcom 401(k) Plan as in effect on March 15, 2010.

(d)	Beneficiary Designations. Effective as of March 15, 2010, each beneficiary designation under the Lexcom 401(k) Plan shall be void and have no further effect. Article XVII of the Plan shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section 20.05(b) of the Plan (or previously established under the Plan).

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 11 to the Windstream 401(k) Plan to be executed on this 1st day of March, 2010.

WINDSTREAM CORPORATION

By:	/s/ Robert R. Boyd
Title:	Member of the Benefits Committee